                                        EXHIBIT 12
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            Nine Months Ended       Three Months Ended
                                           Sept. 30    Sept. 30    Sept. 30    Sept. 30
                                            2002        2001         2002        2001
                                           --------    --------    --------    --------
                                           (Thousands of Dollars, except ratio amounts)
Income (loss) before income taxes,
      extraordinary item and cumulative
      effect of accounting changes          $27,345    $(35,526)     $4,984    $(30,851)
Amortization of capitalized interest          2,164       2,010         714         697
Interest expense                             23,996      25,813       8,072       8,432
Interest portion of rental expense            1,113       1,610         364         464
                                           --------    --------    --------    --------
Earnings (loss)                             $54,618     $(6,093)    $14,134    $(21,258)
                                           ========    ========    ========    ========
Interest                                    $24,235     $26,347      $8,128      $8,571
Interest portion of rental expense            1,113       1,610         364         464
                                           --------    --------    --------    --------
Fixed Charges                               $25,348     $27,957      $8,492      $9,035
                                           ========    ========    ========    ========
Ratio of Earnings to Fixed Charges             2.15        -           1.66        -
                                           ========    ========    ========    ========

The results of operations for the three and nine months ended September 30, 2001, respectively, are inadequate to cover total fixed charges as defined.  The coverage deficiency for the three and nine months ended September 30, 2001 is $30,293 and $34,050, respectively.